UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 21, 2011

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Ares Letter of Credit

On September 21, 2011, Lighting Science Group Corporation (the “Company”) and its domestic wholly-owned subsidiaries (the “Guarantors”) entered into the Second Lien Letter of Credit, Loan and Security Agreement (the “Ares Loan Agreement”), dated as of September 20, 2011, with Ares Capital Corporation (“Ares”), in its capacity as agent and a lender thereunder. In accordance with the Ares Loan Agreement, Ares agreed to issue a letter of credit in the face amount of $25 million for the benefit of the Company (the “Ares Pledged Credit”). Any draw on the Ares Pledged Credit obliges the Company to reimburse Ares in the amount of such draw and permanently reduces the face amount of the Ares Pledged Credit by such amount. Each reimbursement obligation is automatically converted into a loan (a “Term Loan”) by Ares to the Company secured by substantially all of the assets of the Company and the Guarantors.

Interest on any Term Loan would accrue at one of the following two rates (at the Company’s election):

(a)	9.0% per annum plus the highest of (i) The Wall Street Journal prime rate, (ii) the sum of 0.50% per annum and the federal funds rate and (iii) the sum of 1.0% per annum and the higher of the daily one month LIBOR rate and 1.5% per annum; or

(b)	10.0% per annum plus the highest of (i) 1.5% per annum and (ii) the daily one-month LIBOR rate.

The interest rate would increase in the event of a default or the occurrence of certain other events specified in the Ares Loan Agreement.

The Company is required to pay certain fees to Ares under the Ares Loan Agreement including:

(a)	a closing fee equal to 1.5% of the Ares Pledged Credit or $375,000;

(b)	an annual administrative fee of $50,000, payable quarterly in advance;

(c)	a quarterly fronting fee equal to the product of the average daily undrawn face amount of the Ares Pledged Credit multiplied by 0.75% per annum; and

(d)	a quarterly letter of credit fee equal to the product of the average daily undrawn face amount of the Ares Pledged Credit multiplied by 10.0% per annum.

The Ares Pledged Credit may only be used to collateralize borrowings pursuant to the Wells Fargo Loan Agreement (as defined below), and Term Loans may only be used to satisfy any reimbursement obligations incurred pursuant to a draw on the Ares Pledged Credit. The Company may reduce or terminate the Ares Letter of Credit and/or prepay any and all Term Loans; provided, that the Company would be required to (a) pay an early termination fee ranging from 1.0% to 0.25% of the amount of such reduction, termination or prepayment depending on the date of such reduction, termination or prepayment and (b) reimburse any funding loss or expense incurred by Ares in conjunction with such reduction, termination or prepayment.

The Areas Loan Agreement has a term of two years and five months and contains customary representations, warranties and events of default for a facility of this nature and affirmative and negative covenants, including without limitation covenants related to minimum EBITDA.

The foregoing description of the Ares Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Ares Loan Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Wells Fargo Amendment No. 4

On September 21, 2011, the Company and the Guarantors entered into Amendment No. 4 to Loan and Security Agreement, Consent and Waiver (the “Amendment”), effective as of September 20, 2011, which amends that certain Loan and Security Agreement (the “Wells Fargo Loan Agreement”), dated November 22, 2010, with Wells Fargo Bank, National Association (“Wells Fargo”), in its capacity as issuing bank, agent, and a lender thereunder. Among other things, the Amendment: (i) authorizes the Company to incur the indebtedness associated with the Ares Loan Agreement; (ii) authorizes the Ares Pledged Credit as a Pledged Letter of Credit (as defined in the Amendment), which has the effect of increasing the Company’s borrowing capacity under the Wells Fargo Loan Agreement in the amount of such Pledged Letter of Credit; and (iii) authorizes the replacement of the Pledged Letter of Credit in the amount of $10 million issued for the account of Pegasus Investors IV, L.P. by JPMorgan Chase Bank, N.A. in favor of Wells Fargo in connection with the previously disclosed Amendment No. 3 to the Wells Fargo Loan Agreement.

Pursuant to the Amendment, Wells Fargo also waived certain events of defaults under the Wells Fargo Loan Agreement related to the maximum amount of authorized advances or payments to or for the benefit of Lighting Science Group Mexico SRL, a wholly owned foreign subsidiary of the Company.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report is incorporated in this Item 2.03 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: September 27, 2011	By:	/s/ Gregory T. Kaiser
	Name:	Gregory T. Kaiser
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description of Exhibit

10.1	Second Lien Letter of Credit, Loan and Security Agreement, dated as of September 20, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Ares Capital Corporation, in its capacity as agent and a lender thereunder.

10.2	Amendment No. 4 to Loan and Security Agreement and Consent, dated as of September 20, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank, agent, and a lender thereunder.